Exhibit 99.1

Media Contact:	Paul Capelli / Owen Davis

508-253-8530 / 8468

Investor Contact:	Laurel Lefebvre

508-253-4080

Staples Completes $3 Billion Credit Agreement for Corporate Express Offer

FRAMINGHAM, Mass., April 1, 2008 – Staples, Inc. (Nasdaq: SPLS) today announced that it has obtained financing for its planned public offer (the “Offer”) for Corporate Express N.V.  Staples has entered into a definitive $3 billion credit agreement (the “Credit Agreement”) with financing arranged by Lehman Brothers Inc., Bank of America and HSBC Bank USA.  This $3 billion financing, together with its cash reserves and existing revolving credit facility, are sufficient to finance Staples’ acquisition of Corporate Express and enable Staples to proceed with its previously announced public offer for all the outstanding ordinary shares and American depositary shares (“ADS”) issued by Corporate Express for a price of EUR 7.25 per ordinary share and ADS.

This announcement is made pursuant to the provisions of Section 7 paragraph 4 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft, the “Decree”). With reference to Section 7 paragraph 4 of the Decree, Staples herewith confirms that it will finance acceptances under the Offer through a combination of the Credit Agreement, cash reserves, and available credit under its existing revolving credit facility. There are no conditions precedent to funding, other than customary conditions set forth in the Credit Agreement. Staples has no reason to believe that these conditions precedent under the Credit Agreement will not be satisfied on or prior to closing of the Offer.

About Staples

Staples, Inc. invented the office superstore concept in 1986 and today is the world’s largest office products company. With 76,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2007 sales of $19.4 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 22 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates more than 2,000 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses. More information is available at www.staples.com.

This is a public announcement pursuant to the provisions of Section 7 paragraph 4 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft).  This announcement and related information shall not constitute a public offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale in securities.  If and when made, the Offer and the terms thereof will be made through and described in an Offer Memorandum to be published in accordance with Dutch and U.S. laws.  Not for release, publication or distribution, in whole or in part, in or into Canada or Japan.

Certain information contained in this news release may constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the statements as to Staples’

intentions with respect to the Offer to acquire Corporate Express.  Actual future events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the fact that there can be no assurance that Staples will commence any public offer for the  acquisition of Corporate Express, N.V., that such offer, if commenced, or any other  acquisition of Corporate Express, will be consummated  and those other factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.